Exhibit 5.1

January 25, 2023	46931.00014

Jasper Therapeutics, Inc.
2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

Ladies and Gentlemen:

We have acted as counsel to Jasper Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated January 25, 2023 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-267777) filed with the Commission under the Act on October 7, 2022 (the “Registration Statement”), and the related prospectus, dated October 18, 2022, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of (i) 60,000,000 shares (the “Firm Shares”) of voting common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and (ii) up to 9,000,000 shares of Common Stock that may be sold pursuant to the exercise of an option to purchase additional shares (the “Option Shares” and, together with the Firm Shares, the “Shares”) granted to the Underwriters (as defined below). The Shares are being sold to the Underwriters pursuant to that certain underwriting agreement, dated January 25, 2023 (the “Underwriting Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC, William Blair & Company, L.L.C. and Oppenheimer & Co. Inc. (collectively, the “Underwriters”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Underwriting Agreement, the Company’s Second Amended and Restated Certificate of Incorporation, and the Company’s Second Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP